December 10, 1997

                                    AGREEMENT

                                     between

                          THE OFFICE OF NAVAL RESEARCH

                                       and

                    SPACE TECHNOLOGY DEVELOPMENT CORPORATION
                        2111 WILSON BOULEVARD, SUITE 700
                               ARLINGTON, VA 22201

                                  Agreement for

                          NAVY EARTHMAP OBSERVER (NEMO)

Agreement No.:  N00014-98-3-0001
Total Amount of Agreement:  $128,900,994.00
Total Estimated Government Funding of the Agreement: $55,413,647.00 Total Estimated Recipient Funding of the Agreement: $73,487,347.00 Funds Obligated: $15,000,000.00
Authority:  10 U.S.C. 2371
Effective Date: 11 December 1997
Procurement Request Number: 97PR08562-00
Line of Appropriation: SEE ATTACHED FINANCIAL ACCOUNTING DATA SHEET CAGE Code: 1CBS0

This Other Transaction hereinafter referred to as the "Agreement" is entered into between the Office of Naval Research (the Federal Awarding agency), hereinafter called "ONR" or the "Government" and Space Technology Development Corporation, hereinafter referred to as "STDC" or the "Recipient", pursuant to and under U.S. Federal Law.

FOR THE                                 FOR THE UNITED STATES
SPACE TECHNOLOGY DEVELOPMENT CORP.      OF AMERICA
                                        OFFICE OF NAVAL RESEARCH

/s/ Paul C. Setze        12/11/97       /s/ Dennis E. Padilla    12/11/97
Signautre                Date           Signature                Date

Paul C. Setze                           Dennis E. Padilla, ONR 25
Typed Name                              Typed Name

Chief Executive Officer                 Director Contract & Grant Award Div.
Title                                   Title

Agreement N00014-98-3-0001                                  December 10, 1997

                               TABLE OF CONTENTS


                                                                           Page
TABLE OF CONTENTS                                                           2
ARTICLE 1.   INTRODUCTION AND PURPOSE                                       3
ARTICLE 2.   TERM                                                           4
ARTICLE 3.   STATEMENT OF WORK                                              5
ARTICLE 4.   DESIGNATED GOVERNMENT OFFICIALS                                5
ARTICLE 5.   PROGRAM MANAGEMENT                                             6
ARTICLE 6.   ADMINISTRATION AND ACCOUNTING PROCEDURES                       9
ARTICLE 7.   FISCAL MANAGEMENT                                              10
ARTICLE 8.   DATA RIGHTS                                                    12
ARTICLE 9.   TASKING AND OPERATION                                          17
ARTICLE 10.  PATENTS                                                        20
ARTICLE 11.  FOREIGN ACCESS TO TECHNOLOGY                                   22
ARTICLE 12.  LIABILITY                                                      23
ARTICLE 13.  USE OF TECHNICAL FACILITIES                                    25
ARTICLE 14.  PROPERTY MANAGEMENT                                            25
ARTICLE 15.  SECURITY                                                       26
ARTICLE 16.  REPORTING REQUIREMENTS                                         26
ARTICLE 17.  MODIFICATIONS                                                  27
ARTICLE 18.  NOTICES                                                        27
ARTICLE 19.  WAIVER OF RIGHTS                                               27
ARTICLE 20.  SEVERABILITY                                                   27
ARTICLE 21.  SUSPENSION AND TERMINATION                                     28
ARTICLE 22.  FORCE MAJEURE                                                  28
ARTICLE 23.  CLAIMS, DISPUTES, AND APPEALS                                  28
ARTICLE 24.  ASSIGNMENT OF CLAIMS                                           30
ARTICLE 25.  GOVERNING LAW / ORDER OF PRECEDENCE / REGISTRATION             30
ARTICLE 26.  ENTIRE AGREEMENT                                               30
ARTICLE 27.  CERTIFICATIONS                                                 31
ARTICLE 28.  NONDISCRIMINATION                                              31
ARTICLE 29.  ORASIS                                                         31

ATTACHMENTS
         1.       Statement of Work
         2.       Schedule of Payments and Payable Milestones
         3.       Reporting Requirements
         4.       Financial Accounting Data Sheet

                                    AGREEMENT
                                       FOR
                          NAVY EARTHMAP OBSERVER (NEMO)
                                      WITH
                    SPACE TECHNOLOGY DEVELOPMENT CORPORATION


ARTICLE 1.  INTRODUCTION AND PURPOSE

         1.1. Background

                1.1.1.   Government Vision

         The government believes that understanding the complex interrelationships between the different parts of the global environment is a fundamental element of a national security strategy which includes diverse military missions as well as economic prosperity. Hyperspectral remote sensing is a powerful tool for characterizing the environment, but its full potential cannot be realized until an imagery database exists to support development and validation of algorithms to extract the myriad kinds of information contained in a hyperspectral image. Acquiring such a database by means of aircraft-based systems would be a lengthy and prohibitively expensive process.

         NEMO, by merging Navy-developed technology and expertise with industry capability, will put into space a satellite-based hyperspectral sensor with the areal coverage and sensitivity required to gather synoptic imagery over thousands of square-kilometers of land and/or sea. During its planned lifetime the NEMO satellite will map most of the earth's surface including much of the littoral, and will acquire sufficient repeat imagery over selected regions to allow information extraction algorithms to be validated over the full range of geographic and environmental conditions.

         The government's key purpose is to enable science and technology investigations leading to robust applications for both government (including military in particular) and commercial uses. A closely-related but secondary purpose, arising from the recognition that government's needs for satellite imagery will increasingly be satisfied by commercial sources, is to demonstrate to government users the value of hyperspectral data from a commercially viable satellite system for mission related purposes.

                1.1.2.    Corporate Vision

         STDC's partners believe in the future of satellite imaging and its viability - both as a commercial enterprise and, in the case of NEMO, as a significant asset for the Navy in carrying out its mission in the littoral regions of the world.

         NEMO will develop, demonstrate, and refine new technology that augments and enhances traditional remote sensing techniques. NEMO enables commercial industry to leverage ongoing Navy Dual-Use Applications to provide new Hyperspectral Imagery (HSI) data products supporting validated military needs that increase the performance of military systems, while decreasing operation and support costs.

         STDC and its team of commercial partners and NRL have as a key purpose the transformation of years of market analysis, Navy-developed technology and expertise, and corporate experience in the commercial satellite and data analysis markets into a business capable of supporting new markets for moderate-to-high resolution HSI and panchromatic data collected by satellite. STDC will offer its imagery and derivative earth information products to the global commercial marketplace.

         Finally, the partnering of NRL and industry shows that dual-use research and development is practical, and that the leveraging of these initiatives can develop militarily useful and commercially viable technologies.

         1.2.   Scope

         STDC, with the help of several private and Governmental organizations, shall perform research and development program, including test and qualification for the successful launch of one NEMO satellite and the acquisition of coastal and other image data of interest to the Government. The effort shall be carried out in accordance with the Statement of Work incorporated in this Agreement as Attachment 1. STDC shall submit or otherwise provide all documentation required by Attachment 3, Reporting Requirements.

         1.3.    Goals/Objectives

                    1.3.1. The goals of this Agreement are to enable the successful launch of a NEMO satellite and the acquisition of image data of interest to the Government. A further goal is to be the basis for a commercially viable enterprise that will continue to provide certain image data to the Government for the life of the satellite.

            1.3.2. The Government will have continuous involvement with the Recipient. The Government will also obtain access to research results and certain rights in data and patents pursuant to Articles 8 and 10. ONR and the Recipient are bound to each other by a duty of good faith and best research effort in achieving the goals of the Recipient and ONR. This Agreement reflects the collaborative documents identified as "Teaming Agreements", between STDC and its subcontractors; and any subsequent agreements between STDC and NRL for performance of work under this Other Transaction and "ORASIS License Agreement" between STDC and NRL.

           1.3.3. This Agreement is an "other transaction" pursuant to 10 U.S.C. ss. 2371. The Parties agree that the principal purpose of this Agreement is for the Government to support and stimulate STDC to provide its best efforts in development of a commercially viable space-based image acquisition system and not for the acquisition of property or services for the direct benefit or use of the Government. The Federal Acquisition Regulation (FAR) and Department of Defense FAR Supplement (DFARS) apply only as specifically referenced herein. This Agreement is not a procurement contract or grant agreement for purposes of FAR Subpart 31.205-18. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.

ARTICLE 2.  TERM

         The term of this Agreement shall be from the date of this Agreement through 30 September 2005 or for the useful life of the satellite, whichever is longer. If an extension to the period of performance of this Agreement is desired, the Recipient will submit a request in writing, in accordance with
Article 16, Modifications, to the Grants Officer. If the request is for an extension of six months or more, the Recipient shall include a revised estimate of how funds will be used during the extension. An extension of time shall not, of itself, entitle the Recipient to additional funds.

ARTICLE 3.  STATEMENT OF WORK

          The work shall be conducted in general accordance with the Recipient's proposal entitled "Propsal for Navy EarthMap Observer (NEMO)" dated 15 April 1997, which is incorporated herein by reference, and in accordance with Attachment 1 entitled "Statement of Work". The Statement of Work is a description of the tasks that must be performed by the Recipient in the NEMO Program and a statement of the specific responsibilities of each member of the NEMO team. The Statement of Work is incorporated as Attachment 1 to this Agreement.

ARTICLE 4.  DESIGNATED GOVERNMENT OFFICIALS

           4.1.  The Grants Office will be:

                  Office of Naval Research
                  Ballston Tower One
                  800 North Quincy Street
                  Arlington, VA 22217-5660
                  Grants Officer: Brian Glance, (703) 696-2596

         4.2.  The Grants Administration Office will be:

                  DCMC Atlanta               DODAAC: S1103A
                  ATTN: DCMDE-GAOG
                  805 Walker Street, Suite 1
                  Marietta, GA 30060-2789
                  ACO/AGO: Stacy Strickland 770-590-2055

         4.3. The Government Audit Agency will be:

                  Defense Contract Audit Agency
                  Rosslyn Branch Office
                  6800 Versar Center, Suite 329 3rd Flr
                  Springfield, VA 22151-4147
                  Branch Manager: Charles J. Hays, II 703-325-9542

         4.4.  The Payment Office will be:

                  DFAS Columbus Center      DODAAC: SC1020
                  DFAS/CO-JSA/Southeast
                  P.O. Box 182225

                  Columbus, OH 43218-2225

ARTICLE 5.        PROGRAM  MANAGEMENT

         5.0      Scope

                  STDC and its industrial partners, in partnership with the Naval Research Laboratory, shall perform research and development, including test and qualification for the successful launch of one NEMO satellite and the acquisition of image data of interest to the Parties. Technical management of this Agreement will be the responsibility of ONR. The Program management structure consists of a Program Office where the STDC and NRL Program Managers direct and manage all NEMO activities. These individuals are responsible for decisions on technical, science, and business issues. STDC, as the Recipient, will manage the execution of this award and the business relationships of each of its industry partners. STDC has delegated the day-to-day program execution and systems-engineering of the developmental phase of the Program (up until sixty days after launch) to the NRL. All of these efforts shall be carried out in accordance with the Statement of Work incorporated in this Agreement as Attachment 1. STDC shall submit or otherwise provide all documentation required by Attachment 3, Reporting Requirements.

         5.1      The Principal Managers

                5.1.1. Recipient-Space Technology Development Corporation (STDC)

         STDC is the Recipient and will manage the execution of the DUAP award and the business relationship of each of its industry partners and, in conjunction with NRL, will direct and manage all NEMO activities. Paul C. Setze, Chief Executive Officer of STDC, will serve as the Program Coordinator (PC). His address is:

         Paul C. Setze, Chief Executive Officer
         Space Technology Development Corporation
         2111 Wilson Boulevard, Suite 700
         Arlington, VA  22201
         Phone: 703-351-5056

                5.1.2.   Government - The Office of Naval Research (ONR)

         Technical management of this Agreement will be the responsibility of ONR. The Agreement Technical Manager (ATM) will be responsible for the review and verification of the Payable Milestones, the Annual Program Plan, and shall have continuous interaction to cause effective collaboration between the Government and the Recipient. Dr. James M. McDonald of ONR will serve as ATM. His address is:

         Dr. James M. McDonald, ONR 32SP
         Office of Naval Research

         Ballston Tower One
         800 North Quincy Street
         Arlington, VA  22217-5660
         Phone 703-696-4531

                  5.1.3  Government - The Naval Research Laboratory (NRL)

          The Naval Research Laboratory is the Government partner with STDC in the NEMO Program, and will provide day-to-day program execution and systems-engineering of the Program up until sixty days after launch including the implementation of the Statement of Work, coordination of the Annual Program Plan, and mission success. The NEMO Program Technical Manager (PTM) is the NRL Program Manager and, in conjunction with the PC, will direct and manage all NEMO activities. Mr. Thomas L. Wilson, Jr. will serve as the PTM. His address is:

         Thomas L. Wilson, Jr., Code 8030.1
         Naval Research Laboratory
         4555 Overlook Avenue SW
         Washington, DC 20375-5355
         Phone: 202-767-0518

         5.2      Management Committee

                  5.2.1 The Program Office shall organize a Management Committee that will advise it on both technical and non-technical matters related to the NEMO Program. The Management Committee shall consist of one representative from each of the NEMO team members, and will be co-chaired by the PC and PTM.

                  5.2.2 The PC and PTM will jointly make decisions on matters that come before the Management Committee. These decisions will balance the programmatic, technical, financial, and schedule aspects of the Program.

                  5.2.3 The Management Committee shall meet regularly, and at least quarterly. The Management Committee shall notify the ATM of the established meeting schedule and, in the event of changes to the schedule, shall notify all participants and the ATM at least 30 days prior to the next scheduled meeting.

         5.3   Management and Program Structure

                  5.3.1   Technical  and  program   management  of  the  program
established under this Agreement shall be accomplished through the management structures and processes detailed in this Article.

                  5.3.2 The PTM will have the responsibility for the day-to-day execution of the Program. Also, the PTM will be responsible for the Government portion of the Program.

                  5.3.3 The PC will have responsibility for the commercial portion of the program and for the programmatic aspects of STDC's subcontracts. In addition, the PC shall be responsible for reporting, financial, and administrative matters. The PC will provide a copy of such documents to the PTM.

                  5.3.4 A Senior Review Board (SRB) will be established; its membership will comprise the senior leadership of the NRL's Naval Center for Space Technology (NRL Codes 8000, 8100, 8200) and other experts as appropriate to issues under consideration. Either the PC or PTM may convene the SRB to conduct a review of any major decision. The SRB's decisions shall be guided by considerations of NEMO program mission success and program costs. Additionally, the SRB will review issues on which the PC and PTM cannot reach agreement.

                  5.3.5 The following decisions of the Program Office are subject to the review and approval of the ATM:

                  (a) Changes to any Teaming Agreements between STDC and other parties if such changes substantially alter the relationship of the parties as originally agreed upon when the Agreement was executed;

                  (b) Changes to, or elimination of, any Government funding allocation to any Participant as technically and/or financially justified;

                  (c)   Technical and/or funding revisions to the Agreement; and

                  (d) Addition/deletion of participants.

In reviewing decisions presented for approval, the ATM will consider inputs from the Program Office (including individual inputs from the PC and PTM in the case of disagreements between them) and any recommendation from the SRB. In the event that the Program Office disagrees with decisions of the ATM, the matter will be referred to the CNR for a final decision.

                  5.3.6  The  ATM  shall  participate  in  the  meetings  of the
Management Committee. Other Government personnel may participate in the technical portion of these meetings with the consent of the Program Office. Participation by the ATM in such meetings shall not be a substitute for any required Government approvals set forth in this Agreement. All such approvals must be provided in writing by the designated Government approving official.

                  5.3.7 Annual Program Plans, as described below in Paragraph 5.4.2., shall be submitted to the Agreement Technical Manager.

                  5.3.8 During the term of the Agreement, it may be determined that a change in the Statement of Work and/or the Payable Milestones would be beneficial to program objectives. Any recommendations for modifications, including justifications to support any changes to the Statement of Work and/or the Payable Milestones, shall be documented in a letter and submitted to the ATM with a copy to the Grants Officer. This documentation letter shall detail the technical, chronological, and financial impact of the proposed modification to the research program. The Government is not obligated to pay for additional or revised Payable Milestones until the Payable Milestones Schedule (Attachment Number 2) is revised by the Grants Officer through a modification of this Agreement.

                  5.3.9 For minor or administrative matters, the Grants Officer may issue unilateral modifications (e.g., changes in the paying office or appropriation data, changes in Government personnel or other personnel identified in the Agreement, etc.) for which no signature is required of the PC.

         5.4.  Program Management Planning Process

                  An Annual Program Plan will be prepared by the Program Office with inputs from and review by the Management Committee, the Senior Review Board, and the ATM. The Plan will contain the detailed schedule of research activities and Payable Milestones. The Annual Program Plan will consolidate quarterly adjustments in the research schedule, including revisions/modification to payable milestones.

                  5.4.1. Initial Program Plan: The Program Office will follow the initial program plan that is contained in the Statement of Work (Attachment Number 1), and the Schedule of Payments and Payable Milestones (Attachment Number 2).

                  5.4.2. Annual Program Plan: The principal program planning document is the Annual Program Plan. The Annual Program Plan shall be prepared during the first quarter of each Agreement year. The Annual Program Plan provides a detailed schedule of activities, commits the Recipient to use its best efforts to meet specific performance objectives, includes forecast expenditures and describes the Payable Milestones. The Annual Program Plan will consolidate all prior adjustments in the schedule, including revisions/modifications to the Payable Milestones.

                  5.4.3. The Annual Program Plan will be presented and reviewed at an annual review concurrent with the appropriate quarterly meeting of the Management Committee. In the event that the Payable Milestones are not achieved, the Program Office shall provide to the ATM an "Adjustment Action Plan" in writing not later than fifteen (15) days following the relevant milestone date. The Program Office will document the accomplishment of Payable Milestones in accordance with Attachment 2. For any additional or revised Payable Milestones that are recommended either in an "Adjustment Action Plan" or the Annual Program Plan, the Program Coordinator shall supply appropriate written documentation as reasonably directed by the Agreement Technical Manager. The documentation will describe the effort, provide for targets, and provide Payable Milestones forecasts.

ARTICLE 6.   ADMINISTRATION AND ACCOUNTING PROCEDURES

         6.1.  Administration

         The Recipient shall implement administrative procedures, accounting procedures and financial management systems in accordance with Section 21 Standards for Financial Management Systems - of OMB Circular A-110, "Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Learning Education, Hospitals, and Other Non-Profit Organizations," dated 93 Nov 19. For the purpose of this Agreement, the term "allowable expenditures" refers only to those expenditures considered to be allowable in accordance with the Federal Acquisition Regulation Part 31, Contract Cost Principles, as regards for-profit, commercial businesses. As appropriate, the terms "contractor" and "contract" in the FAR provision shall be read as "Recipient" and "Other Transaction", respectively. Further, the allowability of any expenditures incurred in the performance of any subaward conducted on a cost-reimbursement basis shall be subject to those Federal cost principles applicable to the particular type of organization concerned. For the purposes of Article 6, any subsequent agreements between STDC and NRL for performance of work under this Other Transaction and the ORASIS License Agreement between STDC and NRL are separate agreements from a contract, grant, cooperative agreement, or other transaction.

         6.2.  Accounting System

         The Recipient shall maintain an established accounting system which complies with generally accepted accounting principles, and with the requirements of this Agreement. Appropriate arrangements must have been made for receiving, distributing and accounting for Federal funds. This paragraph shall not be construed as requiring the Recipient to establish any other systems extending beyond its current systems to account for costs in accordance with generally accepted accounting principles.

         6.3   Applicability

         Federal entities shall not be subject to the provisions of Article 6.

         6.4   Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

ARTICLE 7.   FISCAL MANAGEMENT

         This section provides for the obligation and payment of Government Funds as well as audit procedures.

         7.1.  Allocation of Recipient Funds

                  7.1.1.  Obligation

                            7.1.1.1.  The  total  amount  of this  Agreement  is
$128,900,994.00.

                            7.1.1.2.  The total estimated  Recipient funding is
$73,487,347.00. The Recipient's funding base consists of a combination of cash and in-kind contributions.

                            7.1.1.3.  The  total  estimated  Government  funding
is $55,413,647.00. Federal funds in the amount of $15,000,000.00 are hereby made available and obligated as set forth on Attachment 4.

                            7.1.1.4.  By signing this  Agreement,  the Recipient
agrees to comply with the requirements of paragraph (b) of Section ___.22 of OMB Circular A-110 dated November 29, 1993 as regards the advanced payment of any funds to the Recipient.

         7.2.  Matching

                  7.2.1. The Recipient contributions for the purpose of cost matching may consist of both cash and in-kind contributions. All in-kind contributions must comply with Section ___.23 of OMB Circular A-110. When actual cost information is not available, valuation of the services of volunteers, employed by organizations other than the Recipients, shall be established according to the procedure set forth in OMB Circular A-110, by using the average Recipient in-house cost of engineering labor and overheads of the appropriate business unit. Also, for purposes of this Agreement, the sum of matching funds may include up to 10% in contributed intellectual property rights, patents, trade secrets and other non-federal source intangible property. All contributions of intellectual property rights shall be valued in accordance with generally accepted valuation techniques and will in no event exceed the market value of the property at the time of their donation. Independent appraisers who regularly determine the value of intellectual property rights shall be utilized to determine the value of all intellectual property rights to be contributed. The Recipient funds to be used as the basis for the matching requirements expressly exclude any and all funds used to meet matching requirements for any other federal grant, agreement or other assistance arrangement.

                  7.2.2. The Government and the Recipient estimate that the Statement of Work of this Agreement can only be accomplished with a total aggregate resource contribution of $128,900,994.00, which contributions will be allocated and expended as detailed in subarticles 7.2.2.1. and 7.2.2.2. The Recipient intends and, by entering into this Agreement, undertakes to cause their contributions to be provided as detailed in Attachment 2. Failure of either party to provide its contribution may result in termination of this Agreement, in accordance with Article 21, Suspension and Termination, or a proportional reduction in funding.

                            7.2.2.1.  A  contribution  of  $113,606,167.00  will
be made by Government and Recipient from the effective date of this agreement through 30 September 2000 or sixty (60) days after launch of the NEMO satellite, whichever is later. The cost share ratio shall be $55,413,647.00 for the Government ( 48.8%) to $58,192,520.00 for the Recipient (51.2%).

                            7.2.2.2  A  contribution  of  $15,294,827.00  will
be made by the Recipient from I October 2000 or the sixty-first (61st) day after launch (whichever is latest) through 30 September 2005. One hundred percent (100%) of the costs shall be borne by the Recipient in the event the satellite continues to operate beyond 30 September 2005.

         7.3.  Restrictions on Use of Government Funds

         Government Funds provided under this Agreement must be allocated by the Recipient exclusively for the execution and operation of the Statement of Work. Government funds shall not be utilized to support the Recipient's operations or administration unrelated to the this Agreement.

         7.4.  Payments

         Upon award of this Agreement, the Recipient will submit a request for an advance payment. Thereafter, STDC will submit monthly invoices and include an expenditure report for each Payable Milestone accomplished for payment in accordance with the Schedule of Payments and Payable Milestones set forth in Attachment 2 and the procedures of Article 7. Both the Schedule of Payments and the Funding Schedule set forth in Attachments 2 and 4, respectively, may be revised or updated in accordance with Article 5. The Recipient shall submit four copies of each invoice to the Agreement Technical Manager identified in Article
5.1.2 to be certified and forwarded for payment to the Payment  Office listed in
Article 4.4.

         7.5.   Unexpended Funds and Earned Interest

                  7.5.1. At the end of 30 September 2000 or sixty (60) days after launch, whichever is later, any unexpended balances of funds provided by the Government under this Agreement shall be remitted to the Office of Naval Research at the address given in Article 4.2., Grants Administration Office, by check made payable to the Office of Naval Research.

                  7.5.2. Any interest earned by Agreement funds on deposit shall be remitted annually to the Department of Health and Human Services, Payment Management System, P.O. Box 6021, Rockville, MD 20852, by check made payable to the Department of Health and Human Services.

         7.6.  Limitation of Funds

         In no case shall the Government's financial obligation exceed the amount obligated to this Agreement as set forth in paragraph 7.1.1.3. above.

         7.7.  Audit Procedures

         The Recipient shall ensure that an audit of all activities under this Agreement shall be conducted annually in accordance with the procedures set forth in OMB Circular A-133, March 1990 and the following subparagraphs. Federal entities are not subject to this provision.

                  7.7.1. Selection of Auditors. An independent auditor, herein defined as a public accountant or government auditor who meets the standards specified in the Government Auditing Standards developed by the Comptroller
General of the United States covering financial audits, must annually review Recipient expenditures.

                  7.7.2. Scope of Audit and Audit Objectives. The Audit shall be conducted by an independent auditor in accordance with Government Auditing
Standards developed by the Comptroller General of the United States covering financial audits. The Auditor shall determine whether: (1) The financial statements of the Recipient present fairly its financial position and the results of its operations in accordance with generally accepted accounting principles; (2) The Recipient has an internal control structure to provide reasonable assurance that it is managing Federal awards in compliance with applicable laws and regulations, and has in place adequate controls that ensure compliance with the laws and regulations that could have a material impact on the financial statements; (3) The Recipient has complied with laws and regulations that may have a direct and material effect on its financial statement amounts and on each major Federal program; (4) The Recipient is operating in compliance with its established policies and procedures; and (5) The Recipient has complied with all requirements of this Agreement.

ARTICLE 8.  DATA RIGHTS

Rights in Technical Data (including Computer Software)

         8.1.     Definitions

         "Government purpose" means any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or non-commercial international organizations for distribution only within such foreign governments and organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so. Government purpose does not include dissemination, sale, with or without compensation, or other means of distribution to the general public of imagery data or products that use or are derived from imagery data without the permission of STDC. Government purpose does include the documentation of the results of government-funded science and technology projects through publication as articles in peer-reviewed scientific journals, technical reports or other print-based media; such documentation may contain a limited number of illustrations selected to avoid harm to STDC's commercial interests, using actual imagery or based on imagery data, as well as description of image processing algorithms.

         "Government purpose rights" means the rights to use, modify, reproduce, release, perform, display, or disclose technical data within the Government without restriction; and release or disclose technical data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for a Government purpose.

         "Imagery Data" means subject technical data generated as a result of the imaging operations of a spacecraft after it is on orbit.

         "Non-imagery data" means all subject technical data that is not imagery data.

         "Non-subject technical data" means all technical data produced outside of this Agreement.

         "Proprietary Information" means imagery data which is copyrighted by STDC.

         "Subject technical data" means all technical data first produced in the performance of work under this Agreement.

         "Technical data" means recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including all forms of computer software, programs and documentation). The term does not include computer software or data incidental to contract administration, such as financial or management information. Technical data is divided into subject technical data and non-subject technical data. Subject technical data is further divided into imagery data and non-imagery data.

         "Unlimited rights" means rights to use, modify, reproduce, release, perform, display, or disclose technical data in whole or in part, in any manner, and for any purpose whatsoever, and to have or authorize others to do so.

         8.2.     Government Rights in Subject Technical Data and Copyright

                  8.2.1. Unlimited rights. The Government shall have unlimited rights in non-imagery data.

                  8.2.2. Government purpose rights. The Government shall have government purpose rights for a seven-year period in imagery data commencing upon the date of the imaging operation generating the imagery data. Upon expiration of the seven-year period the Government shall have unlimited rights in the imagery data. STDC gives the Government permission to use, or have used by others who are subject to the use and non-disclosure agreement of paragraph 8.8, imagery data and products derived from the imagery data for Government-funded science and technology projects, and to document the results of such projects through publication of articles in peer-reviewed scientific journals, technical reports or other print-based media; such documentation may contain a limited number of illustrations selected to avoid harm to STDC's commercial interests, using actual imagery or based on imagery data, as well as description of image processing algorithms.

                  8.2.3. Copyright license. STDC grants a nonexclusive, nontransferable, irrevocable, royalty-free copyright license throughout the world in the exclusive rights in copyrighted works of authorship (17 U.S.C.
Section 106) prepared pursuant to this Agreement to the Government for government purposes.

         8.3.     Government Rights in Non-Subject Technical Data

                  Only  for  the  purpose  of  executing  this  Agreement,   the
Government shall have the right to use non-subject technical data that is furnished under this Agreement; provided that the Government does not have greater rights in the non-subject technical data from other contracts, grants, or agreements.

         8.4.     STDC Rights in Technical Data and Copyright

                  8.4.1. STDC has the exclusive right to use for any commercial purpose, including the right to license others, imagery data in which the Government has obtained government purpose rights under this Agreement during the time period specified in paragraph 8.2.2 of this article.

                  8.4.2. STDC may copyright works of authorship prepared under this Agreement that may be copyrighted under Title 17, U.S. Code.

                  8.4.3. All rights not granted to the Government in technical data, whether subject data or non-subject data, are retained by STDC.

         8.5.     Release From Liability

         STDC agrees to release the Government from liability for any release or disclosure of technical data made in accordance with Article 8.8. and to seek relief solely from the party who has improperly used, modified, reproduced, released, performed, displayed, or disclosed STDC data marked with restrictive legends. If an agency of the Government releases technical data not in accordance with Article 8.8., or if an agency uses the data in an unauthorized manner, and if STDC notifies the Grants Officer of such release or use including factual evidence to support such release or use, then future requests to the Navy from the agency which released or used such imagery data may be denied by the Navy after consultation with STDC. In the event the Grants Officer and STDC cannot reach an agreement on the denial, the unresolved issue will be decided by the Chief of Naval Research.

         8.6.     General Marking Instructions

         STDC shall conspicuously and legibly mark the following legend on all imagery data delivered to the Government.

                                (Start of legend)

                       WARNING -- PROPRIETARY IMAGERY DATA
                         FOR GOVERNMENT PURPOSE USE ONLY
                     ACCESS, RELEASE and USE are RESTRICTED

         Agreement No. N00014-98-3-0001
         Space Technology Development Corporation
         2111 Wilson Boulevard, Suite 700
         Arlington, VA 22201
         Expiration Date_______________

         The Government's rights are restricted by the Rights in Technical Data clause contained in the above-identified Agreement. Do not release outside Government or to non-Government employees without the signed non-disclosure agreement required in the above-identified Agreement. No restrictions apply after the expiration date shown above. Any reproduction of proprietary imagery data or portions thereof marked with this legend must also reproduce the markings. Not releasable under FOIA, 5 U.S.C. 552 (b)(4). Information protected by 18 U.S.C. 1905. A copy of the non-disclosure agreement is attached hereto or a copy can be found on the enclosed disk under the file name "NDA".

         Imagery Data Copyright by Space Technology Development Corp.,
                             xxxx (year, e.g. 2001)

                                 (End of legend)

         8.7.     Lower Tier Agreements

         Whenever any technical data is to be obtained from a subcontractor or supplier for delivery to the Government under this Agreement, STDC shall use this same article in the subcontract or other contractual instrument, and require its subcontractors or suppliers to do so, without alteration, except to identify the parties.

         8.8.     Use and Non-Disclosure Agreement

         The Government shall not release or disclose technical data in which it has government purpose rights unless the intended recipient has signed the following non-disclosure agreement:

                   (Start of Use and Non-Disclosure Agreement)


                            USE AND NON-DISCLOSURE AGREEMENT

The undersigned, _____(Insert Name)_______, an authorized representative of the __________(Insert Company Name)________, (which is hereinafter referred to as the "Requestor") requests the Government to provide the Requestor with technical data or computer software (hereinafter referred to as "Data") in which the Government has Government Purpose Rights. Those Data are identified in an attachment to this Agreement.

         "Government purpose" means any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or non-commercial international organizations for distribution only within such foreign governments and organizations. Government purposes include competitive procurement, but do not include the rights to use, modify, reproduce, release, perform, display, or disclose technical data for commercial purposes or authorize others to do so. Government purpose does not include dissemination, sale, with or without compensation, or other means of distribution to the general public of imagery data or products that use or are derived from imagery data without the permission of STDC. Government purpose does include the documentation of the results of government-funded science and technology projects through publication as articles in peer-reviewed scientific journals, technical reports or other print-based media; such documentation may contain a limited number of illustrations selected to avoid harm to STDC's commercial interests, using actual imagery or based on imagery data, as well as description of image processing algorithms.

         In consideration for receiving such Data, the Requestor agrees to use the Data strictly in accordance with this Agreement: (1) The Requestor shall use, modify, reproduce, release, perform, display, or disclose Data marked with government purpose rights only for government purposes and shall not do so for any commercial purpose. The Requestor shall not release, perform, display, or disclose these Data, without the express written permission of Space Technology Development Corp., to any person other than its subcontractors or suppliers, or prospective subcontractors or suppliers, who require these Data to submit offers for, or perform, contracts with the Requestor. The Requestor shall require its subcontractors or suppliers, or prospective subcontractors or suppliers, to sign a use and nondisclosure agreement prior to disclosing or releasing these Data to such persons. Such agreement must be consistent with the terms of this Agreement.

(2) The Requestor agrees to adopt or establish operating procedures and physical security measures designed to protect these Data from inadvertent release or disclosure to unauthorized third parties. (3) The Requestor agrees to accept these Data "as is" without any Government representation as to suitability for intended use or warranty whatsoever. This disclaimer does not affect any obligation the Government may have regarding Data specified in a contract for the performance of that contract. (4) The Requestor may enter into any agreement directly with STDC with respect to the use, modification, reproduction, release, performance, display, or disclosure of these Data. (5) The Requestor agrees to indemnify and hold harmless the Government, its agents, and employees from every claim or liability, including attorneys fees, court costs, and expenses arising out of, or in any way related to, the misuse or unauthorized modification, reproduction, release, performance, display, or disclosure of Data received from the Government with restrictive legends by the Requestor or any person to whom the Requestor has released or disclosed the Data. (6) The Requestor is executing this Agreement for the benefit of STDC. STDC is a third party beneficiary of this Agreement who, in addition to any other rights it may have, is intended to have the rights of direct action against the Requestor or any other person to whom the Requestor has released or disclosed the Data, to seek damages from any breach of this Agreement or to otherwise enforce this Agreement. (7) The
Requestor agrees to destroy these Data, and all copies of the Data in its possession, no later than 30 days after the date shown in paragraph (8) of this Agreement, to have all persons to whom it released the Data do so by that date, and to notify STDC that the Data have been destroyed. (8) This Agreement shall be effective for the period commencing with the Requestor's execution of this Agreement and ending upon ______(Insert Date)______. The obligations imposed by this Agreement shall survive the expiration or termination of the Agreement.

Requestor's Business Name ____________________________
By ___________________________________________________ Authorized Representative
Date
Representative's Typed Name _______________________ and Title __________________

                       Original to be provided to STDC at:

                    Space Technology Development Corporation
                        2111 Wilson Boulevard, Suite 700
                               Arlington VA 22201

                    Copy to be provided to the Government at:

                    Associate Counsel (Intellectual Property)
                                 Attn: ONR/OOCC
                               Ballston Tower One
                             800 North Quincy Street
                             Arlington VA 22217-5660

                    (End of use and non-disclosure agreement)

ARTICLE 9.   TASKING and OPERATION

         9.1.  Definitions

                  9.1.1. "Target". A continuous strip of the earth's surface, up to 30km wide and up to 200km long, which the NEMO satellite has been tasked to image; in the case of continuous imaging of a strip greater than 200km long, each 200km or fraction thereof is considered to be a single Target. Additionally, a fixed point in space shall be considered a Target.

                  9.1.2. "Tasking". Instructions to the NEMO satellite to carry out required actions during a tasking cycle, primarily the imaging of specified Targets on the earth's surface but including also the imaging of fixed points in space. Tasking will be transmitted from the earth to the satellite once during each Tasking Cycle. Tasking will provide all the information necessary for the satellite to acquire desired imagery during a Tasking Cycle, including but not necessarily limited to: imager on-off times; satellite attitude (pitch, roll and nodding ratio) during imaging; imager channels to be recorded; on-board data processing instructions; and data file management/downlink instructions.

                  9.1.3. "Tasking Cycle". The period of time between transmissions of updated tasking from the ground, during which the NEMO satellite is autonomously executing its tasking. Normally, a Tasking Cycle will be twenty-four hours in length.

                  9.1.4. "Tasking Planning Cycle". The period of time over which tasking is planned in advance of a Tasking Cycle. This period of time is normally one week.

                  9.1.5. "System Health Tasking". Tasking determined necessary to evaluate and/or maintain the performance of the NEMO system.

                  9.1.6. "Navy Tasking". Tasking that results from Target imaging requests by the Navy. There are two categories of Navy tasking:

                            9.1.6.1.  "Navy  Special Tasking". Tasking that must
be fulfilled during a specified window of time in order to coordinate with other scheduled events. There are two subcategories of Navy Special Tasking:

                    9.1.6.1.1. "Navy Special Tasking Type I".
Tasking of Targets within a region defined by a 4355km diameter circle on the earth's surface, centered on an arbitrarily designated point, at any or all opportunities during a specified period no more than two weeks in length. At all times when Navy Special Tasking Type I is in effect and the satellite is capable of imaging Targets in the designated region, Navy has the right to exercise complete command and tasking control over the NEMO spacecraft, including the ability to command downlinking of data into the designated area using any channel available on the spacecraft. (If Special Tasking Type I is in effect but Navy elects not to exercise its rights during a given pass, normal tasking priorities will apply.)

                   9.1.6.1.2. "Navy Special Tasking Type II".
Tasking of images in a region consisting of up to three contiguous Targets (i.e., a region up to 90km wide and up to 200km long) at every opportunity during a specified period no more than two weeks in length. (If Special Tasking Type II is in effect but Navy elects not to image during a given pass, normal tasking priorities will apply.)

                            9.1.6.2.  "Navy  Routine  Tasking".  Tasking  of a
single Target (on earth or in space) once during a Tasking Cycle. Navy Routine Tasking is defined to include the highest listed Targets on the Navy Tasking list, adding to no more than 25% of the imaging capacity (per 24 hour period) remaining in the Tasking Cycle after System Health and any Navy Special Tasking requirements have been addressed. Calculation of imaging capacity will assume that the IOBP is compressing imagery at its then-current rated capacity. Navy will make available to STDC any of its allotted 25% which exceeds its needs.

                  9.1.7. "STDC Tasking". Tasking that results from Target imaging requests by STDC. STDC Tasking is defined to include the highest listed Targets on the STDC Tasking List, adding to no more than 75% of the imaging capacity (per 24 hour period) remaining in the Tasking Cycle after System Health and any Navy Special Tasking requirements have been addressed. Calculation of imaging capacity will assume that the IOBP is compressing imagery at its then-current rated capacity. STDC will make available to the Navy any of its allotted 75% which is in excess of its needs.

                  9.1.8. "STDC Time Sensitive Tasking". Tasking required to capture a time-perishable event such as an oil spill, natural disaster, or similar occurrence.

         9.2.  Tasking Priority

         Navy and STDC will independently prepare lists of Targets to be imaged during each Tasking Cycle, then prepare a merged Tasking for the NEMO Satellite according to the following priorities, subject to the limitations of 9.2.1 and 9.2.2:

         System Health Tasking

         Navy Special Tasking

         Navy Routine Tasking

         STDC Tasking

                  9.2.1 Limitation on Navy Special Tasking. Navy may invoke Special Tasking a maximum of 6 times during a 12 month period, of which no more than 4 times in a 12 month period may be of Type I, and Navy must provide STDC 15 days' advance warning before Special Tasking begins. During a period of time equal to the requested Special Tasking period and before the Special Tasking begins, STDC Tasking will take priority over any Navy Tasking in the designated Special Tasking region.

                  9.2.2 Limitation on Navy Routine Tasking. Navy Routine Tasking will have priority over all STDC Tasking, with the following exceptions:

                            9.2.2.1.  During a period of time equal to a
requested Special Tasking period and before the Special Tasking begins, STDC Tasking will take priority over any Navy Tasking in the designated Special Tasking region.

                            9.2.2.2. STDC Tasking will have higher priority than
Navy Routine Tasking for those Targets which were tasked but not imaged during the preceding 8 days for Targets at greater than 20deg latitude or during the preceding 15 days for Targets at less than 20deg latitude.

                            9.2.2.3.  When a commercial order has been placed
for STDC Time Sensitive Imagery, Navy Routine Tasking will not preclude STDC for more than one imaging opportunity to fill that order, nor will STDC Time Sensitive Tasking preclude a Navy Routine Tasking for more than one imaging opportunity.

         9.3.  Embargo on Navy-Tasked Imagery and Related Information

         The Navy can require, on an exception basis, that STDC will not distribute specified image data to anyone other than Navy for up to 180 days. At any time during the embargo period Navy may require that STDC delete specified embargoed image data and all references to it from its files and archives.

         In no instance shall STDC reveal Navy tasking information without the written, prior consent of the Navy.

         9.4.  Data Processing

         The Navy will receive a copy of all imagery data. All imagery data provided to the Navy by STDC will normally have been processed to Level 1B. In addition, the Navy will, however, have the right to request unprocessed (Level
0) data, either compressed or uncompressed, from the spacecraft.

         9.5.  National Crisis

         STDC will comply with all regulations imposed by the United States government regarding operations of a satellite during times of national crisis.

         9.6.     Lower Tier Agreements

         Whenever any imagery data is to be obtained from a subcontractor or supplier for delivery to the Government under this Agreement, STDC shall use this Article 9 in the subcontract or other contractual instrument, and require its subcontractors or suppliers to do so, without alteration, except to identify the parties.

ARTICLE 10.   PATENTS

         10.1.  Definitions

                  10.1.1 "Invention" means any invention or discovery which is or may be patentable or otherwise protected under Title 35 of the United States Code.

                  10.1.2   "Subject"   invention  means  any  invention  of  the
recipient conceived or first actually reduced to practice in the performance of work under this agreement.

                  10.1.3 "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

         10.2.  Allocation of Principal Rights

                  10.2.1 The recipient retains the entire right, title, and interest throughout the world to each subject invention. With respect to any subject invention in which the recipient retains title, the Federal government is hereby granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world. The recipient agrees to execute or to have executed and promptly deliver to the Office of Naval Research a confirmatory instrument necessary to establish or confirm the license rights the Government has throughout the world in those subject inventions to which the recipient has title.

                  10.2.2 If the recipient does not either file promptly a patent application or intend to protect the subject invention as a trade secret with appropriate confidentiality statements, the recipient agrees to assign the entire right, title, and interest throughout the world to each subject invention to the Government, when requested by the Office of Naval Research. If such title is assigned to the Government, the recipient will retain a nonexclusive royalty-free license throughout the world in the assigned subject invention. The recipient's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which the recipient is a party and includes the right to grant sublicenses of the same scope to the extent the recipient was legally obligated to do so at the time the agreement was awarded. The license is transferable only with the approval of the Office of Naval Research except when transferred to the successor of that part of the recipient's business to which the invention pertains.

         10.3.  Invention Disclosure

                  10.3.1 The Recipient will identify each subject invention, the inventor(s), and this agreement under which the invention was made to the Office of Naval Research within two months after the inventor discloses the subject invention in writing to recipient personnel responsible for patent matters.

                  10.3.2 The Recipient agrees to include, within the specification of any United States patent applications and any patent issuing thereon covering a subject invention, the following statement, "This invention was made with government support under (identify this agreement) awarded by the Office of Naval Research. The government has license rights in the invention."

         10.4.  Subcontracts

         The Recipient will include this Article 10. PATENTS, suitably modified to identify the parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental or research work. Subject to the Government obtaining the license rights in a subject invention provided by this clause, the recipient and the subcontractor may mutually agree to the allocation of title and license rights to the subject invention. The provisions of this article shall not apply to agreements with federal entities.

         10.5.  Preference for United States Industry

         The Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject inventions in the United States unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by the Office of Naval Research upon a showing by the recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

ARTICLE 11.  FOREIGN ACCESS TO TECHNOLOGY

         Note: This Article shall remain in effect during the term of the Agreement and for two (2) years thereafter.

         11.1.  Definitions

                  11.1.1. "Foreign Firm or Institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

                  11.1.2. "Know-How" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

                  11.1.3. "Technology" means discoveries, innovations, Know-How and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, maskworks, and copyrights developed under this Agreement.

         11.2.  General

         The Parties agree that research findings and technology developments in NEMO technology may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR Part 121 et seq.), the DoD Industrial Security Regulation (DoD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR Part 770 et seq.)

         11.3. Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

                  11.3.1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs 2, 3, and 4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology.
Transfers do not include:

                  (a)  sales of products, images or components, or
                  (b) licenses of software or documentation related to sales of products or components, or
                  (c) transfer to foreign subsidiaries of the Recipient participants for purposes related to this Agreement, or (d) transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

                  11.3.2. The Recipient shall provide timely notice to the Government of any proposed transfers from the Recipient of Technology developed with Government funding under this Agreement to Foreign Firms or Institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, the Recipient, its vendors, and the Government shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Recipient.

                  11.3.3. In any event, the Recipient shall provide written notice to the Agreement Technical Manager and Grants Officer of any proposed transfer to a foreign firm or institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Recipient's written notification, the Grants Officer shall advise the Recipient whether it consents to the proposed transfer. In cases where the Government does not concur or sixty
(60) calendar days after receipt and the Government provides no decision, the Recipient may utilize the procedures under Article 22, Claims, Disputes, and Appeals. No transfer shall take place until a decision is rendered.

                  11.3.4. Except as provided in subparagraph 1 above and in the event the transfer of Technology to Foreign Firms or Institutions is approved by the Government, the Recipient shall (a) refund to the Government funds paid for the development of the Technology and (b) negotiate a license with the Government to the Technology under terms that are reasonable under the circumstances.

         11.4.  Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier, for experimental, developmental, or research work.

ARTICLE 12.  LIABILITY

         12.1.  Hold Harmless

         The Recipient agrees to indemnify and hold harmless and defend the Government, its employees and agents, against any liability or loss for any claim made by an employee or agent of the Recipient, or persons claiming through them, for death, injury, loss or damage to their person or property arising in connection with the Agreement, except to the extent that such death, injury, loss or damage arises from the negligence of the Government or its employees.

         12.2.  Other Liability

         The Government shall not be liable to the Recipient whether directly or by way of contribution or indemnity for any claim made by any person or other entity for personal injury or death, or for property damage or loss, arising in any way from this Agreement, including, but not limited to, the later use, sale or other disposition of research and technical developments, whether contributed by either party, pursuant to this Agreement, except as provided under the Federal Tort Claims Act (28 U.S.C. 2671 et seq.) or other Federal law where sovereign immunity has been waived. The Recipient shall indemnify the Government against all such claims or proceedings and shall hold the Government harmless for any resulting liabilities and lawsuits provided the Recipient is reasonably notified of such claims and proceedings.

         12.3.  Infringement

         The Recipient agrees not to hold the U.S. Government responsible for any and all patent infringement cases which may arise under any research projects conducted under this Agreement. In addition, the Recipient shall indemnify the government against all claims and proceedings for actual or alleged direct or contributory infringement of, or inducement to infringe, any US or foreign patent, trademark, or copyright arising under this agreement and the Recipient shall hold the government harmless from any resulting liabilities and losses provided the Recipient is reasonably notified of such claims and proceedings.

         12.4.  Environmental Liability

         The Recipient is solely responsible for achieving compliance with all environmental laws, including the preparation and submission of all licenses and permit applications required under Federal, State, or local laws or regulations. The Recipient shall not name the United States, the Department of the Navy
(DON), or any other Government agency, instrumentality or employee as an owner, operator or in any other capacity on any license or permit application required under environmental laws unless written consent is first obtained from an authorized agent of the Federal agency or instrumentality to be named. The Recipient shall not accept issuance of any permit or license which purports to impose upon the United States, DON, or any Government agency, instrumentality or employee any obligation or liability for any operations or activities covered by such permit or license except upon prior written consent from an authorized agent of the Federal agency or instrumentality to be named. The Recipient agrees to hold harmless, indemnify and defend the United States, DON, and employees and instrumentalities thereof from and against any and all liability, cost, claims, fines, penalties and suits of any kind for injury to or death of any persons and for loss or damage to any property, including natural resources, occurring in connection with, or in any way incident to the release of any contaminant, or any noncompliance with any Federal, State, or local laws or regulations. This responsibility to hold harmless, indemnify, and defend the United States shall exist even if the release or noncompliance is discovered after the date this agreement expires.

         12.5  Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

ARTICLE 13  USE OF TECHNICAL FACILITIES

         To the maximum extent practical, the Recipient agrees to use the technical reference facilities of the Defense Technical Information Center, 8725 John J. Kingman Road, STE 0944, Ft. Belvoir, VA 22060-6218, and all other sources, whether the United States government or private, for purpose of surveying existing knowledge and avoiding needless duplication of scientific and engineering effort.

         13.1.    Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

ARTICLE 14.  PROPERTY MANAGEMENT

         14.1.  Standards

         In accordance with DoD Grant and Agreement Regulations (DoDGARs) 3210.6-R, Appendix C, the Recipient shall manage its acquired and furnished property in accordance with the guidance promulgated at 32 CFR 34.20 through
34.25. This section of the DoDGARs sets forth uniform standards for the management, use, and disposition of Recipient acquired and/or government furnished tangible property.

         14.2.  Prior Approval to Purchase Equipment with Federal Funds

         In accordance with applicable cost principles, with the express prior written approval of the Grants Officer, the Recipient may purchase equipment in whole or in part with Federal funds under this Agreement. Prior approval to purchase equipment listed in the Recipient's original cost proposal and statement of work is provided by the execution of this Agreement.

         14.3.  Title to Acquired Tangible Property

         Commercial organizations purchasing approved capital equipment or other tangible property shall receive contingent title to such property in accordance with DoDGARs (32 CFR 34.21) and shall maintain, transfer and dispose of such property in accordance with that regulation. Title to furnished equipment identified as federally owned shall remain vested with the Federal Government.

         14.4.   Annual and Final Reporting of Federally Owned Equipment

         Recipients shall annually submit an inventory of federally owned property in their custody, which was acquired or used under this agreement, to the cognizant Grants Administration Office identified in the Agreement and to any identified property administrator. A final inventory of all capital equipment acquired with federal funds and all federally-owned property is due by the Agreement expiration date. It is to be submitted to the cognizant Grants Administration Office for purposes of Agreement closeout and final property disposition and records reconciliation.

 ARTICLE 15.  SECURITY

         15.1. The Recipient's personnel will not have access to classified United States Government information under this Agreement. If security restrictions should happen to apply to certain aspects of the proposed Agreement, the Grants Officer will inform the Recipient. The Recipient shall promptly notify the Grants Officer if information is developed which might, if disclosed, affect the national security adversely. Written concurrence from the Grants Officer must be obtained prior to disclosure of such information. Do not discuss the information over the telephone.

         15.2. The parties agree to confer and consult with each other prior to publication or other public disclosure of the results of work under this Agreement to ensure that no classified, proprietary information, military critical technology or other controlled information is released. Prior to submitting a manuscript for publication or before any other public disclosure, each party will offer the other party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for letters patent in a timely manner.

         15.3. Controlled Information. The parties understand that information and materials provided pursuant to or resulting from this agreement may be export controlled, classified, or unclassified sensitive and protected by law, executive order or regulation. Each party is responsible for compliance with all applicable laws and regulations. Nothing in this agreement shall be construed to permit any disclosure in violation of those restrictions.

         15.4.    Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

ARTICLE 16. REPORTING REQUIREMENTS

         16.1. The Recipient shall submit reports as set forth in Attachment 3 to this Agreement.

         16.2. All reports and correspondence submitted under this Agreement shall include the Agreement Number. A copy of the letter of transmittal shall be provided to the Grants Office and the Grants Administration Office. The addresses are set forth in Article 4, Designated Government Officials, of this Agreement. The complete addresses for other data Recipients are as follows:

         Data Rights and Intellectual Property Issues:

                  Associate Counsel (Intellectual Property)
                  Attn:  ONR/00CC
                  Office of Naval Research
                  Ballston Tower One
                  800 North Quincy Street
                  Arlington, VA 22217-5660

         16.3     Lower Tier Agreements

         The Recipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements (exclusive of teaming agreements), regardless of tier.

ARTICLE 17.  MODIFICATIONS

         17.1. Any party, to this Agreement, who wishes to modify this Agreement shall, upon reasonable notice of the proposed modification to all signatory parties in accordance with Article 18, confer in good faith with the other parties to determine the desirability of the proposed modification. Modifications shall not be effective until a written modification is signed by the Agreement signatories (or their successors).

         17.2. Administrative modifications may be unilaterally executed by the Grants Officer (see 5.3.1.5 above).

ARTICLE 18.   NOTICES

         All notices and prior approvals required hereunder shall be in writing and shall be addressed to the parties identified on the Agreement cover page and in Article 4, Designated Government Officials . Notices shall be effective when received, not when sent. If sent certified or registered mail, postage prepaid, return receipt requested, notice shall be effective on the date the return receipt shows the notice was accepted, refused, or returned undeliverable. Notices can be sent by facsimile transmission or electronic mail (e-mail) but shall be effective only if the sender can produce documentary evidence to establish that the addressee actually received the notice.

ARTICLE 19.  WAIVER OF RIGHTS

         Any waiver of any requirement contained in this agreement shall be by mutual agreement of the parties. Any waiver shall be reduced to writing and a copy of the waiver shall be provided to each party. Failure to insist upon performance of any of the terms and conditions of the agreement shall not be deemed a waiver of any rights by any party.

ARTICLE 20.  SEVERABILITY

         If any clause, article, provision, or section of this Agreement is held to be illegal or invalid by any court, the invalidity of such clause, article, provision, or section shall not affect any of the remaining clauses, articles, provisions, or sections hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

ARTICLE 21.  SUSPENSION AND TERMINATION

         21.1.  Suspension.

         Upon the Grants Officer's determination that the Recipient is unable to comply with the terms and conditions of this Agreement, the Grants Officer may suspend the award or performance of this Agreement. The Grants Officer shall notify the Recipient that the agreement will be suspended and shall give the Recipient thirty days to provide evidence of compliance with the terms and conditions of this Agreement. If the Grants Officer determines that substantial evidence of compliance has not been provided, the Grants Officer will direct the Recipient to suspend further expenditures of government funds under this Agreement.

         21.2.  Termination.

                  21.2.1. This agreement may be terminated in whole on in part:

                            (a)  By  the  Grants   Officer   if  the   Recipient
materially fails to comply with the terms and conditions of this agreement;

                            (b) By the Grants  Officer  with the  consent of the
Recipient,   in  which  case  the  parties  shall  agree  upon  the  termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated; or

                            (c) By mutual  agreement  of the Grants  Officer and
the Recipient once the satellite has been launched.

                  21.2.2. In the event that the Grants Officer terminates the agreement, in accordance with paragraphs 21.2.1. (a) or (b) above, the Grants Officer shall notify the Recipient in writing of the termination and its effective date.

ARTICLE 22.  FORCE MAJEURE

         Neither party shall be in breach of this Agreement for any failure to perform caused by any event beyond its reasonable control and not caused by the fault or negligence of that party. In the event such a force majeure event occurs, the party unable to perform shall promptly notify the other party in accordance with Article 18, Notices, above, and shall in good faith continue performance to the extent reasonably possible.

ARTICLE 23.  CLAIMS, DISPUTES, AND APPEALS

         23.1.  Recipient Claims

         The Recipient shall submit claims arising out of this Agreement to the Grants Officer in writing for decision. Claims shall specify the nature and basis for the relief requested, and shall include all data and relevant facts in support of the claim.

         23.2.  DOD Component Claims

         Claims by a DOD Component shall be the subject of a written decision by the Grants Officer.

         23.3.  Alternative Dispute Resolution (ADR)

         The parties shall endeavor to agree upon an ADR technique (such as discussions, mediation, or mini-trial) appropriate to resolve any dispute, and they shall use ADR to the maximum extent practicable.

         23.4.  Grants officer decisions

                  23.4.1. Within 60 calendar days of receipt of a written claim, the Grants Officer shall:
                  (a) Prepare a written decision, which shall include the basis for the decision, the relevant facts on which the decision is based, and the identity and address of the cognizant Grant Appeal Authority; or
                  (b) Notify the Recipient of a date when the decision will be rendered. The notice shall address why additional time is needed and what, if any, additional information is required from the Recipient to adjudicate the claim.

                  23.4.2.  The  Grants  Officer's  decision  is  final,   unless
appealed. In the event of an appeal, the parties shall endeavor to use ADR procedures to the maximum extent practicable.

         23.5.  Formal Administrative Appeals

                  23.5.1. Grant Appeal Authority. The Executive Director of the Acquisition Department is ONR's Grant Appeal Authority to decide formal, administrative appeals under this Agreement. If the Executive Director is unable to serve in this capacity, the Deputy Chief of Naval Research shall so serve.

                  23.5.2. The Recipient may appeal a Grants Officer's decision within 90 calendar days of receiving the decision by filing a written notice of appeal with the Grant Appeals Authority and the Grants Officer.

                  23.5.3. If the parties elect to use ADR, the Recipient is permitted an additional 60 calendar days to file the written notice of appeal in
(b), above.

                  23.5.4. Appeal File. Within 30 calendar days of receipt of the notice of appeal, the Grants Officer shall forward to the Grant Appeal Authority and the Recipient the appeal file, which shall include copies of all documents relevant to the appeal. The Recipient may supplement the file with additional documents it deems relevant. Either party may supplement the file with a memorandum in support of its position, and the Grant Appeal Authority may request additional information from the parties.

                  23.5.5 Decision. The appeal shall be decided solely on the basis of the written record, unless the Grant Appeal Authority decides to conduct fact-finding or an oral hearing on the appeal. Any fact-finding or hearing shall be conducted using procedures that the Grants Appeal Authority deems appropriate.

                  23.5.6. Representation. The Recipient may be represented by counsel or any other designated representative in any claim, appeal, or ADR proceeding brought pursuant to this section, as long as the representative is not otherwise prohibited by law or regulation from appearing before ONR.

         23.6.  Non-exclusivity of remedies

         Nothing in this section is intended to limit the Recipient's right to any remedy under the law.

ARTICLE 24. ASSIGNMENT OF CLAIMS

         24.1. Pursuant to the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 203, 41 U.S.C. 15, claims for monies due or to become due the Recipient from the Government under this agreement may be assigned to a bank, trust company, or other financial institution, including any such Federal institution. Any such assignment or re-assignment shall cover all amounts payable under this agreement and not already paid, and shall not be made to more than one party as agent or trustee for two or more parties participating in such financing. All assignment and re-assignment final decisions are subject to review and approval by the cognizant awarding Grants Administration Officer.

         24.2. Copies of this agreement, or any plans, specifications, or other similar document relating to work under this agreement, if marked "TOP SECRET", "SECRET", "CONFIDENTIAL", or "U.S. GOVERNMENT USE ONLY" shall not be furnished to any assignee of any claim arising under this agreement, or to any person not entitled to receive the same, without the prior written authorization of the Grants Officer.

ARTICLE 25.  GOVERNING LAW / ORDER OF PRECEDENCE / REGISTRATION

         25.1 STDC shall obtain a U.S. registration for the NEMO spacecraft in accordance with the "Convention on Registration of Objects Launched into Outer Space," (Done at New York January 14, 1975; entered into force September 15,
1976) on or before the NEMO Pre-Ship Review (PSR).

         25.2. This agreement shall be enforced and interpreted in accordance with applicable federal laws and regulations, directives, circulars or other guidance. Federal laws and regulations shall govern in the event of any conflict with the provisions of this agreement.

ARTICLE 26. ENTIRE AGREEMENT

         This Agreement with Attachments 1, 2, 3, and 4 constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior understanding or written or oral agreement relative to said matter.

ARTICLE 27.  CERTIFICATIONS

         The following Certifications, which have been executed by the Recipient prior to award of this Agreement and are on file with the issuing office, are hereby incorporated herein by reference: (1) Certification Regarding Debarment, Suspension, and Other Responsibility Matters - Primary Covered Transactions, 32 CFR Part 25, Appendix A; (2) Certification Regarding Lobbying, Appendix A to 32 CFR Part 28; and (3) Certification Regarding Drug-Free Workplace requirements, Alternate I or II as appropriate, Appendix C to 32 CFR Part 25.

ARTICLE 28.  NONDISCRIMINATION

         By signing this agreement or accepting funds under this agreement, the Recipient assures that it will comply with applicable provisions of the following national policies prohibiting discrimination:

         (a) On the basis of race color, or national origin, in Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d, et seq.), as implemented by DoD regulations at 32 CFR part 195.

         (b) On the basis of race, color, religion, sex, or national origin, in Executive Order 11246 (3 CFR, 1964-1965 Comp. p. 339), as implemented by Department of Labor regulations at 41 CFR part 60.

         (c) On the basis of sex or blindness, in Title IX of the Education Amendments of 1972 (20 U.S.C. 1681, et seq.)

         (d) On the basis of age, in the Age Discrimination Act of 1975 (42 U.S.C. 6101, et seq.), as implemented by Department of Health and Human Services regulations at 45 CFR part 90.

         (e) On the basis of handicap, in Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794), as implemented by Department of Justice regulations at 28 CFR part 41 and DoD regulations at 32 CFR part 56.

ARTICLE 29.  ORASIS

         29.1. The ORASIS License Agreement must be signed within six (6) months of the effective date of this Agreement. Failure to have a mutually signed license agreement is an adequate basis for the Grants Officer to terminate this Agreement under Article 21.2.1. TERMINATION.

         29.2. To assure a satisfactory level of perfromance, use of any system other than ORASIS in the performance of work under this Agreement, must be specifically approved by the Agreement Technical Manager.

                                END OF AGREEMENT

                                                                December 1, 1997

ATTACHMENT 1.  STATEMENT OF WORK

OVERVIEW OF THE PROGRAM

The objective of the NEMO Program is to develop and fly a satellite-borne hyperspectral earth-imaging (HSI) system and to collect and process the imagery data to meet government science and technology requirements as well as those from the commercial sector. The program is designed to meet the unique naval requirements for worldwide environmental littoral data and to meet commercial requirements by providing data that will be useful to several segments of the earth imaging market including petroleum and mineral exploration, agriculture, and environmental assessment and remediation.

The NEMO satellite will be launched in the second quarter calendar 2000. The NEMO sensors will collect earth and ocean imagery data in 210 spectral bands over the entire visible-near infrared (VNIR), 0.4 um to 1.0 um, and shortwave infrared (SWIR), 1.0 um to 2.5 um, bandpass. The system will have a signal-to-noise ratio of greater than 200:1 in the VNIR and greater than 100:1 in the SWIR. These characteristics make the NEMO design particularly suitable for collecting imagery of the dark ocean, which typically has a reflectance of less than 5%. The resultant imagery will have a geolocation accuracy of 30 meters, without ground reference controls. The collected images will enable the science and technology evaluation of phenomenology in the littoral environment. The images will address critical science and technology needs of the government and of the scientific and commercial imaging communities by providing hyperspectral imagery with moderate spatial resolution.

THE NEMO SYSTEM

Technical Approach
The technical approach incorporates advanced technologies (hyperspectral imagery
(HSI) sensing, advanced real-time processing algorithms, and real-time on-board gigaflop parallel processing) with commercially available spacecraft bus technology to achieve a low-cost, high-performance mission. Mission development is scheduled for 36 months for a year 2000 launch and up to five years of operation. The primary features and design approach for the NEMO sensor payload, spacecraft (S/C), and mission operations are as follows:

Sensors (WBS 3.0): The NEMO sensor imaging payload (SIP) consists of two imaging instruments and support electronics: the coastal ocean imaging spectrometer
(COIS) and a coregistered panchromatic imaging camera (PIC), which incorporate state-of-the-art designs and component technology for improved performance and reliability. The NEMO design will employ two high performance, unobstructed off-axis telescope designs for the COIS and PIC. The COIS will use a basic prism-grating-prism spectrometer (PGP) design with two separate 1024X1024 focal plane arrays for the VNIR and SWIR spectra capture. The aperture of the COIS is

12 cm. The two arrays are co-aligned and image a 30 km swath on the ground from a satellite altitude of 605 km with a ground sample distance (GSD) resolution of 60 meters for continuous imaging or 30 meters using ground motion compensation. The PIC uses an all refractive telescope design with an aperture of 14.5 cm. to simultaneously image the 30 km swath and produces a panchromatic image (0.5 um to 0.7 um wavelength range) at a 5 meter GSD. The PIC and COIS are coregistered, permitting the images from the two sensors to be fused during processing. The resulting image has most of the usefulness of data from a high-spatial-resolution HSI system, but with significant savings in cost, mass, and quantity of data.

ORASIS (WBS 2.0, 4.0): NEMO employs NRL's Optical Real-time Adaptive Spectral Identification System1 (ORASIS), an automated and end-to-end HSI data processing system. ORASIS is unique and, like the hyperspectral sensor itself, critical to the viability of the program. Developing and demonstrating ORASIS technology in space is a key Science and Technology (S&T) objective of NEMO. ORASIS significantly reduces the amount of data that NEMO must transmit to the ground. Further, ORASIS contains a unique, automated, and adaptive signature recognition capability, providing increased efficiency in data set analysis. It is important to note that while ORASIS is fully automated, it is also computationally intensive, requiring the satellite to have an on-board processor with gigaflop capability. A significant NEMO S&T goal is the development of the imagery on-board processor (IOBP) for real-time ORASIS processing on-board the spacecraft.

Spacecraft (WBS 5.0): NEMO is based on Space Systems/Loral's (SS/L's) low-cost bus developed for Globalstar2, a satellite-based, wireless telecommunications system. The Globalstar constellation consists of 56 satellites. The satellite is three-axis stabilized and consists of a trapezoidal main body and two deployable solar arrays. The off-the-shelf satellite bus mass is about 450 kg, provides over 1,500 watts of power at the end of its life, and is designed to operate for a minimum of 7 1/2 years. Use of this satellite for NEMO presents an innovative technical approach with long-term payoffs for the remote sensing community. Modifications to the bus include the following:

         |X| Removing the communication deck and replacing it with NEMO's sensor payload deck

         |X| Adding a 48-Gbit solid state data recorder (SSDR) and payload data control electronics

---------------
1.  Patent pending by the NRL.


2 Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated. (C)Globalstar L.P. 1996. All Rights Reserved.

         |X| Adding an improved attitude control system, including new on-board processing electronics (OBPE)


         |X|  Modifying the spacecraft's power distribution system


         |X| Adding a high-rate downlink transmitter to transmit payload data and telemetry, tracking, and control (T, T & C) information to the ground and an S-band receiver to receive tasking and operational instructions from the ground.

Mission Operations (WBS 8.0): NEMO's sun-synchronous polar orbit crosses the equator at the same time each orbit (10:30 a.m.) to ensure consistent image quality and minimal cloud cover. Additionally, regular (7-day) revisits to selected sites allow long-term environmental feature monitoring and change analysis. NEMO collects imagery in its ascending orbit, stores the resulting data in its on-board SSDR, and downlinks the information to a central ground station at 150 Mbps, thereby allowing global collection of HSI data. Data are transferred to a facility in the Washington, D.C., area for processing and archiving. This same facility provides satellite tasking, image processing, and data archiving using a sophisticated distributed computing environment. High-speed processors and advanced software algorithms provide automated processing of thousands of images to a standard data product within a few hours of collection.

RESPONSIBILITIES OF THE PARTNERS AND SUPPLIERS

The NEMO Program involves industry and government parties actively engaged in spacecraft development, launch and operation, ground systems development and operation, and the processing of imagery data. Space Technology Development Corporation (STDC) and its partners and suppliers will carry out the program. The partners and suppliers are the Naval Research Laboratory (NRL), Space Systems/Loral (SS/L), AlliedSignal Technical Services Company (ATSC), Applied Coherent Technologies (ACT), and Science Applications International Corporation
(SAIC).

The specific tasks that must be performed in the NEMO program are listed in this Statement of Work, and the specific organizations that will perform each task are identified. As the Recipient, STDC will manage the execution of this award and the business relationships of each of its industry partners and, in conjunction with the NRL, will direct and manage all NEMO activities. STDC has delegated the day-to-day program execution and systems engineering of the developmental phase of the Program (up until 60 days after launch) to the NRL.

Table 1-1 summarizes the roles of each participant by the Work Breakdown Structure, broken down as necessary for visibility into important areas.

      WBS           DESCRIPTION                                  SOURCE
     NUMBER

      1.0           System Engineering/Program Management        STDC, NRL
      2.0           Science and Algorithms
                       ORASIS                                    NRL
                       Radiance Calibration/Atmospheric
                         Correction                              NRL
                       Collateral Navy R&D Algorithms            NRL
      3.0           HSI Sensors
                       SWIR Camera                               SAIC, NRL
                       VNIR Camera                               SAIC, NRL
                       SWIR/VNIR Telescope                       SAIC, NRL
                       Panchromatic Camera                       SAIC, NRL
                       Optical Bench                             NRL
      4.0           IOBP                                         NRL
      5.0           Spacecraft Bus
                       Spacecraft                                SS/L, NRL
                       Electrical System Mods                    NRL, STDC, SS/L
                       Mechanical System Mods                    NRL, SS/L
                       Heat Pipes for Deck                       STDC, NRL
                       Star Tracker Cameras                      STDC, NRL
                       Inertial Reference Units                  STDC, NRL
                       X-band Hi-rate transmitter                STDC, NRL
                       S-band Low-rate transmitter               STDC, NRL
                       Solid State Recorder                      STDC, NRL
      6.0           Launch and Launch Systems                    SS/L
      7.0           Ground Systems                               ATSC
      8.0           Mission Operations & Data Analysis           STDC, ACT,
                                                                 ATSC, NRL
Table 1-1.  Participant Roles by WBS

GENERAL MANAGEMENT OF THE PROGRAM (WBS 1.0)
The policies and practices with respect to the management of the program and with respect to the Parties (STDC, NRL, and ONR) are described in Article 5 of this Agreement.

The organizations that will be "performers" in the NEMO project are STDC, the NRL, and the four additional members of the NEMO team. As indicated above, they are SS/L, ATSC, SAIC, and ACT. The work to be accomplished by the performers is described below. In addition, other performers may be added to the NEMO team.

STDC and NRL will manage the project, utilizing a Management Committee comprising one member from each of the commercial and government partners plus the Agreement Technical Manager (ATM). In conjunction with the NRL, STDC will provide for technical and configuration management, product assurance, and safety during the planning, design, and assembly phases of the program.

STDC, in conjunction with the NRL, will provide all internal management and planning to meet the performance, schedule, technical, and cost objectives of the program. STDC will coordinate the activities of the participants and will provide the information to meet the reporting requirements of the ONR. STDC and NRL will plan and conduct Quarterly Program Review meetings with ONR's ATM.

STDC and the NRL will conduct formal meetings at critical junctures in the program, including a Systems Requirements Review, Preliminary Design Review, Critical Design Review, Test Readiness Review, and Mission Readiness Review.

Throughout the program STDC and NRL will hold weekly management meetings and bi-weekly technical meetings. The purpose of these meetings will be to ensure accountability for program status; to indicate trends in program accomplishments; to control changes in the program; and to manage costs.

SPECIFIC DUTIES

STDC WILL:

         |X| Manage the NEMO program in conjunction with the NRL and coordinate the work of all the performers. STDC will have responsibility for the commercial portion of the program and for the programmatic aspects of STDC's subcontracts. In some cases, STDC will select a vendor in consultation with the NRL and act as purchasing agent for the item to be procured. (WBS 1.0)

         |X| Be responsible for reporting, financial, and administrative matters. (WBS 1.0)

         |X|  Provide star trackers for the spacecraft.  (WBS 5.0)

         |X| Provide the software system for the processing of imagery data for commercial products. (WBS 8.0)

         |X| Make preparations for the establishment of the EarthMap business. STDC also will discuss with ONR/NRL the plans for future satellites and the missions that those satellites may carry out on behalf of the Navy. (Outside the scope of this Agreement.)

         |X| Provide post-launch operation of the satellite, including the generation of STDC tasking orders to be forwarded to ATSC. Provide the ONR ATM with a list of requested and completed tasking weekly. (WBS 7.0, 8.0)

THE NRL WILL:

         |X| Provide day-to-day program execution and systems engineering to the program up until 60 days after launch. NRL will implement the Statement of Work, will coordinate the Annual Program Plan, will be responsible for the government portion of the program, and will be responsible for mission success. (WBS 1.0)

         |X| Provide systems engineering for the spacecraft, including the integration of the components into the spacecraft and the integration of the spacecraft into the launch vehicle.
              (WBS 1.0, 3.0, 4.0, 5.0)

         |X| Design and, in some cases, develop spacecraft components that will be necessary for NEMO's remote-sensing mission. (WBS 4.0, 5.0)

         |X| Modify the spacecraft and install and integrate those components, including the payload deck and the camera that are specific to the NEMO mission. (WBS 5.0)

         |X| Perform integration and test of the payload deck with the spacecraft. (WBS 5.0)

         |X| Prepare the spacecraft for integration with the launch vehicle and supervise the integration. (WBS 1.0, 5.0)

         |X| Support the launch and direct the operation of the spacecraft for a period of time that will include placement in orbit and initial maintenance of the orbit, but will not exceed two months. (WBS 1.0, 8.0)

         |X| Provide the ORASIS software system for the processing and compression of imagery data, and provide the on-board processor hardware (IOBP)for on-board imagery data processing.(WBS 2.0, 4.0)

         |X| Provide the COIS instrument calibration algorithms, and modify existing atmospheric correction Algorithms for the processing and analysis of the NEMO instrument data. Incorporate additional
              Navy oceanographic algorithms, from collateral Navy R&D work, to produce processed oceanographic products such as: diffuse attenuation coefficient, surface reflectance, colored dissolved organic matter, chlorophyll content, suspended sediment, bottom reflectance, and bathmetry. These product algorithms will be drawn from the literature and from ongoing work currently funded under other ONR/NRL core projects. The algorithms provided will be validated prior to launch using data collected as part of the ONR/NRL core Spectral Signatures ARI and the ONR CoBOP and HyCODE programs, and with NEMO during the first 60 days after launch. Each algorithm will have a Theoretical Basis Document describing the physical basis for the algorithm, the documented code and a demonstration of its accuracy using the validation data sets.
              (WBS 2.0)

         |X| Integrate some of the programs that the Navy will use to develop applications for hyperspectral imagery from NEMO. (WBS 2.0, 8.0)

         |X| Design some of the science experiments that will be performed by NEMO, including the collection and analysis of hyperspectral data and the extraction of information from the data. (WBS 2.0, 8.0)

         |X| Design and incorporate into the NEMO spacecraft a pre-configured interface to permit the integration of an additional Navy payload. Provide a baseline description of a nominal pre-configured interface to STDC by the time of the CDR. (WBS 1.0, 5.0)

         |X| During the operational phase, support the operation of the satellite as necessary, and serve as the coordinator of Government requests for imagery. (WBS 1.0, 8.0)

SS/L WILL:

         |X| Provide, at a reduced cost, a standard Globalstar spacecraft to be modified for use as the NEMO spacecraft. (WBS 5.0)

         |X| Support all of the activities of the NRL that are related to the modification of the spacecraft and its integration with the launch vehicle, and provide launch services and the launch itself. (WBS 5.0, 6.0)

ATSC WILL:

         |X| Bear primary responsibility for all operations of the spacecraft beginning sixty days after launch and for its health and welfare in orbit, and provide mission planning, tasking services, and data collection on the ground. (WBS 7.0)

         |X| Establish a spacecraft operations center from which the spacecraft will be operated. The center will be located in the area of Washington, D.C. (WBS 7.0)

         |X| Establish ground stations to transmit commands to the satellite and to collect the imagery data that will be transmitted by the satellite. One ground station will be located in Fairbanks, Alaska, and will be operable at the time of launch. The second ground station, at a yet-to-be-selected northern European location, will be in operation six months after launch. (WBS 7.0) (When imaging operations begin, STDC will provide tasking instructions to ATSC based on its own requirements and the requirements of the Navy.)

ACT WILL:

         |X| Develop/provide software for the processing of imagery data to level 1B and algorithms for geolocation, fusing, and mosaicing of the imagery. (WBS 8.0)

         |X| Develop archival and computational systems for the processing, archiving, and distribution of imagery data from NEMO. (WBS 8.0)

         |X| Distribute imagery data to the Navy (NRL) in an electronic medium. (WBS 8.0)

SAIC WILL:

         |X|  Provide the hyperspectral and panchromatic sensors. (WBS 3.0)

         |X| Help the NRL integrate the sensor package with the spacecraft. (WBS 3.0)

CRITICAL MILESTONES
There are twelve critical milestones in the NEMO program:
         a.       Systems Requirements Review
         b.       Preliminary Design Review
         c.       Critical Design Review
         d.       Confirmation of the design of the IOBP
         e.       Demonstration of ORASIS operation with the IOBP
         f.       Spacecraft bus delivered to NRL
         g.       Sensor delivery to NRL for integration
         h.       Test Readiness Review
         i.       Mission Readiness Review
         j.       Shipment of satellite to launch site
         k.       Launch
         l.       Demonstration of spacecraft operation and data quality

PHASES OF THE PROGRAM
The NEMO Program will be accomplished in six phases, some of which will run concurrently. The first five phases define the entire program from concept development through launch and initial operation of the spacecraft, including initial data acquisition and preliminary analysis of the data. Phase VI provides for the continuing operation of the spacecraft after the initial 60-day checkout period.

The phases of the program are:

         Phase I.      Concept and Preliminary Design
         Phase II.     Detailed Design and Development of Software and Hardware
         Phase III.    Hardware Fabrication and Acquisition, and Development of
                       Facilities
         Phase IV.     Delivery of Flight Hardware and Software, and Integration
                       and Test
         Phase V.      Launch Vehicle Integration, Launch, Initial Flight
                       Operations, and Data Collection and Processing
         Phase VI.     Continuing Flight Operations, and Data Collection and
                       Processing


TASKS TO BE PERFORMED IN EACH PHASE

Phase I.  Concept and Preliminary Design
The NEMO program is defined by a statement of the objectives, leading to a systematic definition of the payload and sensor requirements. The result will be a clear definition of the performance and functional requirements for the NEMO sensor system. The payload definition will permit the development of the requirements for the spacecraft bus architecture.

Activities during Phase I will concentrate on analyzing trade-offs in the design of the NEMO sensors, the ORASIS algorithm, and spacecraft bus subsystems. Efforts will include evaluating selected breadboards, algorithm verification and validation, and extensive performance modeling. Preliminary design, tolerancing, and error budgets will be derived. Also, Phase I will include initial planning for the spacecraft development and for launch vehicle and ground segment activities. Phase I will conclude with the Preliminary Design Review.

Phase II. Detailed Design and Development of Software and Hardware
During Phase II the concepts and preliminary designs developed during Phase I will be completed. The work will include all drawings and specifications necessary to purchase or fabricate the payload and spacecraft hardware required to modify and integrate the spacecraft. Included will be the sensor system, solid state data recorder, imaging on-board processor, flight electronics, spacecraft modifications, and other hardware that may be identified during Phase I.

Phase II also will be used to design the integration requirements of the spacecraft including the launch vehicle and ground segment. The Critical Design Review (CDR) will be conducted during this phase.

Fabrication, integration and test of the sensors and electronics brassboards, including calibration and functional testing, will be accomplished during this phase.

Documentation such as system specifications, detailed drawings, assembly drawings, and integration and test plans and procedures will be finalized. Continued development of the ground system, facilities, and system software will be performed.

The science and algorithm effort performed during this phase will concentrate on refining the ORASIS algorithm for on-board use on the NEMO spacecraft to provide data compression, which will permit extended area coverage. Compression with ORASIS permits several different compression options that affect the total information loss and the compression ratio. Utilizing airborne sensor data that closely approximates the performance of the COIS sensor, a comparative analysis of the compression options will be performed. During this phase the development of other algorithms for the processing and analysis of the data will continue.

This effort involves the evaluation of several science algorithms that are used for hyperspectral analysis product generation. These algorithms will be applied to scenes compressed at different ratios to examine the impact of the algorithm on data loss. The core algorithms of ORASIS that are used for the determination of the endmembers will be optimized to produce more accurate endmembers. The improved algorithms will be incorporated in the flight software and tested.

Work will also continue on developing ORASIS to run on the IOBP and with the sensor systems. On each of the IOBP systems ORASIS will be ported to, and run through various tests to determine processing performance and ORASIS development needs. Lessons learned from the ORASIS testing on the prototype IOBP will be applied to the development of the IOBP brassboard, which will begin following the completion of the prototype. ORASIS upgrades and extensions required to meet science and processing requirements will be under continued development during this process.

Scaling studies on the performance and timing of the ORASIS software for several types of terrain will continue. Airborne data using several scenes over coastal, urban, and land regions will be used for the scaling studies.


Phase III. Hardware Fabrication and Acquisition, and Development of Facilities Phase III is devoted to the placing of orders for the acquisition of hardware necessary to build the NEMO spacecraft, for the integration of the spacecraft systems, for the integration of the spacecraft with the launch vehicle, and for the ground support equipment necessary to complete the program.

For critical items such as the sensor system, periodic program reviews will be held with the vendor to assure that progress is being made in accordance with the agreed-upon development and fabrication plan, and to assure that performance requirement specifications are being met.

Procurement and fabrication of long-lead hardware items will begin as soon as specifications and designs are complete, in some instances even before the completion of Phase I. Some assembly of parts will begin immediately after the Critical Design Review. Modifications to the spacecraft bus will begin as soon as it is delivered to the NRL.

Phase IV. Delivery of Flight Hardware and Software, and Integration and Test When the critical design is established and all subsystems are fabricated and integrated, final spacecraft integration and testing will be performed. The Phase IV activities include the delivery of flight hardware and mechanical integration of the flight hardware with the spacecraft, followed by full-up performance and environmental testing. The integrated spacecraft will be tested with the ground systems to verify equipment and software functionality and compatibility with the spacecraft. At the completion of payload integration with the spacecraft bus and at the completion of system-level testing, the integrated NEMO spacecraft assembly will be shipped to the launch site for processing and integration with the launch vehicle.

Also, Phase IV includes ground segment integration.

Phase V. Launch Vehicle Integration, Launch, Initial Flight Operations, and Data Collection and Processing In Phase V, the complete integrated spacecraft will be delivered to the launch site and will be integrated with the launch vehicle and fueled. Complete checkout of the spacecraft and the launch vehicle will be followed by the launch and placement of the spacecraft into orbit.

After launch, mission operations activities will be performed from the Spacecraft Operations Center established by ATSC. During the first sixty days after launch, orbit will be confirmed and command and control functions, payload operation, and communications between the ground station and the spacecraft will be verified.

During this sixty days the first imaging data will be collected and processed to level 1B and entered into the archive. Proper operation of the data collection and data processing and archiving systems will be confirmed.

Phase VI. Continuing Flight Operations, and Data Collection and Processing Phase VI will provide for the continuing operation of the spacecraft and will provide for the collection, processing through level 1B, and archiving of the imaging data through the life of the satellite. STDC and its industrial partners will be responsible for the continuing operation of the spacecraft and will provide data to the Navy in accordance with the tasking instructions described in Article 9 of this Agreement.

NRL will support the operation of the satellite as necessary, receive imagery requests from government agency sources, prioritize the government requests and forward them to STDC, receive the imagery data from STDC/ACT, and distribute imagery data to requestors. NRL will implement any decision to terminate data access for government agencies that are found not in compliance with the terms of Article 8 of this Agreement.